Exhibit 4.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

AOL INC.

December 8, 2009

AOL Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is AOL Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 2, 2009 (the “Certificate of Incorporation”).

2. Effective immediately upon filing with the Secretary of State of the State of Delaware on the date hereof, the Certificate of Incorporation is hereby amended as follows:

(i) Paragraph One of Article Fourth of the Certificate of Incorporation is hereby deleted and replaced with the following:

“1. Common Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”). All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.”

3. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

4. The foregoing amendment set forth in this Certificate of Amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned, as a duly authorized officer of the Corporation, has executed this Certificate of Amendment of the Certificate of Incorporation this 8th day of December, 2009.

By:	/s/ Erin Tulk
Name: Erin Tulk
Title: Assistant Secretary